EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement 33-61977 on Form S-8 dated August 21, 1995, Registration Statement 33-61979 on Form S-8 dated August 21, 1995, Registration Statement 33-12571 on Form S-8 dated March 11, 1987 and Registration Statement 33-593 on Form S-8 dated October 1, 1985, of our report dated February 23, 2000, with respect to the consolidated balance sheet as of December 31, 1999 and the consolidated statements of operations, stockholders’ equity and cash flows for the one year period ended December 31, 1999, and the financial statement schedule for 1999, of Integral Vision, Inc. and subsidiary (formerly Medar, Inc. and subsidiaries) included in the Annual Report (Form 10-K) for the year ended December 31, 1999.

/s/ Moore Stephens Doeren Mayhew

Troy, Michigan
March 27, 2000

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